Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in this Annual Report on Form 10-K of Summit Healthcare REIT, Inc. of our report dated February 29, 2016, with respect to the combined financial statements of WPH Salem, LLC as of December 31, 2015 and for the year ended December 31, 2015.

Martin Starnes & Associates, CPA’s, P.A.

Hickory, North Carolina

March 18, 2016